UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 19, 2014

A. SCHULMAN, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3637 Ridgewood Rd, Fairlawn, Ohio	44333
(Address of principal executive offices)	(Zip Code)

(330) 666-3751
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On June 23, 2014, A. Schulman, Inc. (the “Company”) issued a press release announcing that its Board of Directors has named Bernard Rzepka to the position of President and Chief Executive Officer effective January 1, 2015, following the retirement of Joseph M. Gingo, the Company’s current Chairman, President, and Chief Executive Officer on December 31, 2014. In addition, the Company announced that its Board has nominated Joseph M. Gingo to continue as Chairman of the Board after his retirement as President and Chief Executive Officer. The announced changes are part of the Company’s multi-year succession planning process, and the nomination of Gingo to continue as Board Chairman is subject to his re-election as a director by shareholders at the Company’s annual meeting in December 2014.

Mr. Rzepka, 54, was named Executive Vice President, Chief Operating Officer of A. Schulman in April 2013.  In this position, he has been responsible for implementing corporate strategy and growth plans within the global operations as well as promoting excellence in the Company’s procurement and marketing organizations.  During his 22-year career with the Company, he has served in a variety of global management and technology positions including Vice President and General Manager, Europe, Middle East, Africa (EMEA); head of the Europe Engineered Plastics and Masterbatch business units; and as Managing Director of Germany. The Company announced it intends to enter into an employment agreement with Mr. Rzepka setting forth the terms and conditions, including compensation and benefits, under which he will serve in the role of President and Chief Executive Officer effective January 1, 2015.

Mr. Gingo, 69, has been Chief Executive Officer and President of A. Schulman since January 1, 2008, and was named Chairman of the Board on February 26, 2008. Mr. Gingo will retire on December 31, 2014 at the expiration of the term of his employment agreement.

A copy of the press release issued by the Company relative to the appointment of Mr. Rzepka and the nomination of Mr. Gingo to continue as Board Chair is attached hereto as Exhibit 99.1 and incorporated by reference herein.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated June 23, 2014 (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.

By:	/s/ David C. Minc
David C. Minc
Vice President, Chief Legal Officer and Secretary

Date: June 23, 2014